Exhibit 99.3

                              MANAGEMENT ASSERTION

           For the period of January 1, 2004 to December 31, 2004, the servicing of consumer finance receivables owned by BMW Vehicle Owner Trust 2002-A has been conducted by BMW Financial Services NA, LLC, in its capacity as servicer, in compliance with the servicing standards in all material respects, set forth in Articles IV and V of the Sale and Servicing Agreement dated May 1, 2002.

         By:      BMW Financial Services NA, LLC


         By:       /s/ Joe Dynia
                   -------------------------------
                   Joe Dynia

         Title:    CFO